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                                                                      EXHIBIT 23


                              CONSENT OF KPMG LLP


THE BOARD OF DIRECTORS
T-NETIX, INC.

We consent to the incorporation by reference in the registration statement Nos. 333-88975 and 333-37240 on Form S-3 and Nos. 333-92642 and 333-93819 on Form S-8
of T-NETIX, Inc. of our reports dated April 16, 2001, relating to the consolidated balance sheets of T-NETIX, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, are cash flows for each of the years in the three-year period ended December 31, 2000 and the related schedule which reports appear in the December 31, 2000 annual report on Form 10-K of T-NETIX, Inc.



                                               KPMG LLP

Denver, Colorado
April 16, 2001